                                              Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-64761

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 30, 1998

                                   PROSPECTUS

                         AVANT IMMUNOTHERAPEUTICS, INC.

                        1,433,750 Shares of Common Stock

        UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "WE," "US" OR "OUR COMPANY" IN THIS PROSPECTUS SUPPLEMENT REFER TO AVANT IMMUNOTHERAPEUTICS, INC. (F/K/A T-CELL SCIENCES, INC.), A DELAWARE CORPORATION.

        This prospectus supplement updates the prospectus dated September 30, 1998 relating to the offer for sale of up to an aggregate of 1,433,750 shares of common stock, par value $.001 per share of AVANT Immunotherapeutics, Inc. (f/k/a T Cell Sciences, Inc.) to be sold by the selling stockholders identified in the prospectus, and any of its pledgees, donees, transferees or other successors in interest.

        We are providing this prospectus supplement to update the table in the prospectus under the caption "Selling Stockholder" to reflect the transfer of shares by the selling stockholder. The amounts set forth below are based upon information provided to us by the selling stockholders and are accurate to the best of our knowledge. Unless we indicate otherwise, the information in this prospectus supplement is as of May 1, 2001.


                             Shares of Common                                  Shares of Common Stock Owned
                            Stock Beneficially                                     AFTER THE OFFERING(2)
                               Owned as of          Shares of Common           ----------------------------
  SELLING STOCKHOLDERS         MAY 1, 2001        STOCK OFFERED HEREBY         Number(1)         PERCENT(2)
  --------------------         -----------        --------------------         ---------         ----------
Forest City 38 Sidney            462,750                462,750                    0                  0
Street Inc.

Massachusetts Institute          462,750                462,750                    0                  0
of Technology


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(1) Assumes that all shares of common stock hereby offered by the selling stockholders are sold.
(2) Based on 57,359,979 shares of common stock outstanding as of May 1, 2001.

        This prospectus supplement is not complete without the prospectus dated September 30, 1998, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 21, 2001.